UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14A-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

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[ ] Soliciting material pursuant to ss. 240. 14a-12


                               RENTRAK CORPORATION

              ----------------------------------------------------
                (Name of Registrant as Specified in its Charter)


             -------------------------------------------------------
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                                EXPLANATORY NOTE

     The material being filed by Rentrak Corporation  ("Rentrak") under cover of
Schedule 14A is an excerpt from the script for our earnings conference call held on August 9, 2005, during which our Chief Executive Officer, Paul A. Rosenbaum, discussed our upcoming annual meeting of shareholders to be held at our corporate headquarters at 10 a.m. Pacific time on Thursday, August 25, 2005. Rentrak shareholders are urged to read our definitive Proxy Statement (the "Proxy Statement") filed with the SEC on July 19, 2005, which contains important information regarding our 2005 Annual Meeting. Shareholders and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by Rentrak with the SEC, at the SEC's Internet Web site at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by calling Investor Relations at 1-800-929-1312.

                               EXCERPT FROM SCRIPT

                    Earnings Conference Call - August 9, 2005

     Another topic I want to take a few minutes to cover today is our upcoming Annual Shareholders' Meeting. By now you should have received our fiscal 2005 Annual Report, proxy statement and proxy voting form.

     I want to take this opportunity to personally invite you to attend the annual meeting on Thursday, August 25th at 10:00 a.m. here at our headquarters. You'll hear business updates from several of our executives that I'm sure you'll find informative and helpful in expanding your understanding of Rentrak and appreciating the unique opportunities we believe we have in front of us.

     As explained in more detail in the proxy statement, the items of business to be voted on at the meeting include the election of six directors and the approval of the 2005 Stock Incentive Plan adopted by the board of directors in June, subject to shareholder approval. The board recommends that you vote in favor of each of the six nominees standing for re-election and in favor of approval of the 2005 stock incentive plan.

     I want to make just a few quick comments about the proposed stock incentive plan. The 2005 plan was considered in detail by the compensation committee and adopted by the full board in June to replace two prior existing plans in effect since 1997.

     It was the board's desire to create one comprehensive stock-based plan that we can use judiciously over the next 5 - 10 years to attract, retain and reward officers and other key employees, non-employee directors and outside consultants and to align their interests with the interests of our shareholders.

     If approved, the plan will allow a variety of equity awards in order to provide the flexibility necessary to adapt to future changes in tax laws and accounting principles and to compete effectively for talent within a variety of very competitive industries.

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     If approved,  no further awards would be made under the prior plans,  under which about 400,000 shares are currently available for new awards. Up to a total of 1 million shares of Rentrak common stock could be issued pursuant to awards granted under the new plan. Therefore the net effect of the new plan is to increase by approximately 600,000 the number of shares available for new grants of equity awards.

     All other provisions of the proposed plan, including adjustments for changes in capitalization and change in control provisions, applied at the discretion of the compensation committee, are similar to those of the prior plans.

     Let me assure you that in recommending your vote in favor of this proposal, it is the board's intent, and my personal pledge as the company's chief executive, to manage this plan very judiciously and purposefully.

     We see great opportunity over the next ten years to build Rentrak into a leading information management company. Getting there will require that we attract top talent from a variety of technical backgrounds. Your vote in favor of the 2005 Stock Incentive Plan will provide the company with a valuable tool to assist in realizing that vision.